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                      CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
PAULA Financial:

We consent to the incorporation by reference in the registration statements (No. 333-42627 and No. 333-45517) on Form S-8 of PAULA Financial and subsidiaries of our report dated March 7, 2000, except as to note 5 which is as of March 29, 2000, relating to the consolidated balance sheets of PAULA Financial and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, and all related schedules, which report appears in the December 31, 1999, annual report on Form 10-K of PAULA Financial.

                                                 /s/ KPMG LLP

Los Angeles, California
March 30, 2000